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                                PRESS RELEASE

     FOR IMMEDIATE RELEASE:               CONTACT:

     VALHI, INC.                          JOSEPH S. COMPOFELICE
     THREE LINCOLN CENTRE                 EXECUTIVE VICE PRESIDENT
     5430 LBJ FREEWAY, SUITE 1700         (281) 423-3303
     DALLAS, TEXAS   75240-2697
     (972)  233-1700


                     VALHI AGREES TO SELL SYBRA OPERATIONS


Dallas, Texas   .. February 11, 1997 - Valhi, Inc. (NYSE: VHI) announced the execution of definitive agreements involving the sale of its fast food business operated by Sybra, Inc., a wholly owned subsidiary of Valcor, Inc., which is a wholly owned subsidiary of Valhi.

The proposed sale will be accomplished in simultaneous transactions that will include the sale of certain restaurant properties to U.S. Restaurant Properties Master L.P. (NYSE: USV), a Delaware limited partnership for $45 million in cash consideration and the sale of 100% of the stock of Sybra to I.C.H. Corporation (OTC: ICHD), a Delaware Corporation for $16 million cash consideration plus the assumption of approximately $23.7 million of indebtedness of Sybra. These transactions are subject to, among other things, completion of customary due diligence procedures, the purchaser obtaining financing for the transaction and certain consents from third parties. Subject to the foregoing, the transactions are expected to close no later than April 15, 1997, at which time the Company expects to report a pre-tax gain on disposal in excess of $24 million.

Sybra operates 150 Arby's restaurants in 4 states in the U.S. Valhi is also engaged in the chemicals, component products and waste management industries.